Consent of Independent Registered Public Accounting Firm

The Board of Directors of
Dreyfus Alcentra Global Credit Income 2024 Target Term Fund, Inc.:

We consent to the use of our report, dated September 22, 2017, included herein, with respect to the statement of assets and liabilities of Dreyfus Alcentra Global Credit Income 2024 Target Term Fund, Inc. as of September 20, 2017, and to the references to our firm under the heading “Legal Opinions and Experts” in the Prospectus and under the heading “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
October 25, 2017